Exhibit 99.1

Oasis Petroleum Inc.

1001 Fannin St., Suite 1500

Houston, TX 77002

Press Release

OASIS PETROLEUM INC. ANNOUNCES EARLY RESULTS OF CASH TENDER

OFFERS FOR SENIOR NOTES

HOUSTON, May 14, 2018 /PRNewswire/ — Oasis Petroleum Inc. (“Oasis”) (NYSE: OAS) announced today the results to date of its previously announced cash tender offers (the “Tender Offers”) for Oasis’s outstanding 7.25% Senior Notes due 2019 (the “2019 Notes”), 6.5% Senior Notes due 2021 (the “2021 Notes”), 6.875% Senior Notes due 2022 (the “2022 Notes”) and 6.875% Senior Notes due 2023 (the “2023 Notes” and, collectively with the 2019 Notes, 2021 Notes and 2022 Notes, the “Notes”), upon the terms and conditions set forth in the Offer to Purchase and Consent Solicitation Statement, dated April 30, 2018 (the “Offer to Purchase and Consent Solicitation”). In conjunction with certain of the Tender Offers, Oasis also commenced solicitations (each a “Consent Solicitation” and, collectively, the “Consent Solicitations”) of consents (each a “Consent” and, collectively, the “Consents”) from holders of the 2019 Notes, the 2021 Notes and the 2022 Notes to amend certain provisions (the “Proposed Amendments”) of the applicable indentures governing the notes of such series.

According to information received from Global Bondholder Services Corporation, the tender agent and information agent for the Tender Offers, as of 5:00 p.m., New York time, on May 11, 2018 (the “Early Tender Date”), Oasis had received valid tenders from holders of Notes (with Consents that were delivered, if applicable) that were not validly withdrawn (or Consents revoked) as set forth in the table below.

Title of Notes	CUSIP Number(1)	Aggregate Principal Amount Outstanding Prior to Tender Offers	Aggregate Principal Amount of Notes Tendered		Acceptance Priority Level	Tender Offer Consideration (2)	Early Tender Premium (2)	Total Consideration (2)(3)
7.25% Senior Notes due 2019	674215AC2	$54,275,000	$31,301,000	(4)(5)	1	$973.75	$30.00	$1,003.75
6.50% Senior Notes due 2021	674215AD0	$395,501,000	$323,666,000	(4)(5)	2	$995.00	$30.00	$1,025.00
6.875% Senior Notes due 2022	674215AG3	$937,080,000	$666,555,000	(4)	3	$1,004.38	$30.00	$1,034.38
6.875% Senior Notes due 2023*	674215AE8	$366,094,000	$191,045,000		4	$1,000.50	$30.00	$1,030.50

*	The 2023 Notes do not have a related Consent Solicitation.
(1)	No representation is made as to the correctness or accuracy of the CUSIP Numbers listed above in the Offer to Purchase and Consent Solicitation or the accompanying Letter of Transmittal and Consent or printed on the Notes. They are provided solely for the convenience of holders of the Notes.
(2)	Per $1,000 principal amount of Notes validly tendered (and not validly withdrawn) and accepted for purchase by Oasis.

(3)	Includes the Early Tender Premium (as defined in the Offer to Purchase and Consent Solicitation) for Notes validly tendered prior to the Early Tender Date (and not validly withdrawn) and accepted for purchase by Oasis.
(4)	Includes the related Consents.
(5)	The Requisite Consent (as defined in the Offer to Purchase and Consent Solicitation) was received for this series of Notes.

The Tender Offers and the Consent Solicitations will expire at 11:59 p.m., New York City time, at the end of the day on May 25, 2018, unless extended or earlier terminated by Oasis (such date and time, as it may be extended, the “Expiration Date”). No tenders of Notes or deliveries of related Consents submitted after the Expiration Date will be valid. The deadline for holders to validly withdraw tenders of Notes (or revoke Consents) has passed. Accordingly, Notes that were already tendered (with Consents that were delivered, if applicable) at or before the Early Tender Date may not be withdrawn or revoked, except as required by applicable law.

Because the aggregate principal amount of the Notes tendered at or prior to the Early Tender Date would result in an Aggregate Purchase Price (as defined in the Offer to Purchase and Consent Solicitation) that exceeds $400 million, or the Aggregate Maximum Tender Amount (as defined in the Offer to Purchase and Consent Solicitation), the Notes that were validly tendered and not validly withdrawn at or prior to the Early Tender Date will be prorated and accepted for purchase, and Oasis will not accept for purchase any additional Notes tendered after the Early Tender Date. Subject to the satisfaction or waiver of all remaining conditions to the Tender Offers described in the Offer to Purchase and Consent Solicitation having been either satisfied or waived by Oasis, Oasis intends to accept for purchase (i) all tendered 2019 Notes, (ii) all tendered 2021 Notes, (iii) $35.6 million of tendered 2022 Notes, based on a proration factor of approximately 5.4%, and (iv) no 2023 Notes.

Notes will be purchased on the “Early Settlement Date,” which is currently expected to occur later today. The Financing Condition (as defined in the Offer to Purchase and Consent Solicitation) with respect to the Tender Offers is expected to be satisfied later today upon the closing of Oasis’s previously announced offering of $400 million in aggregate principal amount of 6.25% Senior Notes due 2026 (the “Debt Financing”).

In addition, the Requisite Consents (as defined in the Offer to Purchase and Consent Solicitation) to effect the Proposed Amendments (as defined in the Offer to Purchase and Consent Solicitation) with respect to the 2019 Notes and 2021 Notes have been received. Accordingly, Oasis expects that later today, Oasis, the subsidiary guarantors party to the applicable Indenture governing such Notes and the Trustee will execute and deliver a supplement to each such Indenture (the “Supplemental Indentures”) with respect to the Proposed Amendments. The Supplemental Indentures will become effective upon execution, but will provide that the Proposed Amendments will not become operative unless Oasis accepts the 2019 Notes and 2021 Notes satisfying the Requisite Consents required for purchase in the applicable Tender Offer. As a result of the proration of the 2022 Notes, the Consents delivered related to the 2022 Notes will be null and void, and accordingly the Indentures related to the 2022 Notes will remain in effect in its present form.

Oasis intends later today to give notice that it will redeem all of its outstanding 2019 Notes not tendered in the Tender Offers at a redemption price of 100% of the principal amount of such 2019 Notes, plus accrued interest to the redemption date. The redemption of the remaining 2019 Notes is scheduled to occur on May 29, 2018.

Full details of the terms and conditions of the Tender Offers and the Consent Solicitations are described in the Offer to Purchase and Consent Solicitation and the accompanying Letter of Transmittal and Consent, which were sent by Oasis to holders of the Notes. Holders of the Notes are encouraged to read these documents as they contain important information regarding the Tender Offers and the Consent Solicitations.

Oasis has retained Wells Fargo Securities, LLC and Citigroup Global Markets Inc. to act as the lead dealer managers for the Tender Offers and the lead solicitation agents for the Consent Solicitations. Questions or requests for assistance regarding the terms of the Tender Offers and the Consent Solicitations should be directed to Wells Fargo Securities, LLC at (866) 309-6316 (toll-free) or Citigroup Global Markets Inc. at (800) 558-3745 (toll-free). Requests for the Offer to Purchase and Consent Solicitation and other documents relating to the Tender Offers and the Consent Solicitations may be directed to Global Bondholder Services Corporation, the tender agent and information agent for the Tender Offers, at (866) 470-3700 or by email at contact@gbsc-usa.com.

None of Oasis, its board of directors or officers, the dealer managers, the solicitation agents, the tender agent and information agent or the trustees with respect to the Notes or any of their respective affiliates is making any recommendation as to whether holders should tender any Notes in response to the Tender Offers or deliver any Consents pursuant to the Consent Solicitations. Holders must make their own decision as to whether to tender their Notes and, if applicable, to deliver their Consents, and, if so, the principal amount of Notes as to which action is to be taken.

The Tender Offers and the Consent Solicitations are only being made pursuant to the Offer to Purchase and Consent Solicitation and the accompanying Letter of Transmittal and Consent. This press release is neither an offer to purchase nor a solicitation of an offer to sell any Notes in the Tender Offers. The Tender Offers and the Consent Solicitations are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the Tender Offers and the Consent Solicitations are required to be made by a licensed broker or dealer, the Tender Offers and the Consent Solicitations will be deemed to be made on behalf of Oasis by the dealer managers and solicitation agents, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities issued in connection with any notes offering, nor shall there be any sale of the securities issued in such an offering in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Offers of any such securities will be made in the United States only by means of a private offering memorandum pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act.

Forward-Looking Disclosure Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Oasis expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include statements regarding the Tender Offers and the Consents Solicitations and the intended use of proceeds or other aspects of the Debt Financing. These statements are based on certain assumptions made by Oasis based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Oasis, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include, but are not limited to, changes in oil and natural gas prices, weather and environmental conditions, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as Oasis’s ability to access them, the proximity to and capacity of transportation facilities, uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting Oasis’s business and other important factors that could cause actual results to differ materially from those projected as described in Oasis’s reports filed with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which such statement is made and Oasis undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

About Oasis Petroleum Inc.

Oasis Petroleum is an independent exploration and production company focused on the acquisition and development of unconventional oil and natural gas resources, primarily operating in the Williston and Delaware Basins.

SOURCE Oasis Petroleum Inc.

For further information: Oasis Petroleum Inc., Richard Robuck, (281) 404-9600, SVP Finance & Treasurer.

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